Exhibit 99.1

For Immediate Release	August 24, 2006
Steven Rossi named Executive Vice President and Chief Operating Officer of MediaNews Group, Inc.
     DENVER, CO....MediaNews Group announced today that Steven B. Rossi will become executive vice president and chief operating officer for MediaNews Group, effective September 5, 2006. Rossi most recently served as senior vice president and chief financial officer of Knight Ridder, Inc. Rossi will join William Dean Singleton, vice chairman and chief executive officer, and Joseph J. Lodovic, IV, president, on MediaNews Group’s newly formed executive committee.
     “Rossi’s proven track record as a results driven newspaper executive and his extensive knowledge of our California newspaper markets and the newspapers we recently acquired make him an ideal choice to lead MediaNews Group as it continues its rapid growth,” said Singleton.
     Rossi replaces Gerald E. Grilly, who is retiring to pursue other personal and professional goals. In addition to serving as chief operating officer, Grilly also served, until recently, as chief executive officer of the California Newspaper Partnership, owned 54.23% and managed by MediaNews Group. MediaNews Group previously announced a management restructuring of the California Newspaper Partnership in connection with the recent acquisitions of the San Jose Mercury News, Contra Costa Times and The Monterey County Herald. “We wish Jerry well in his future endeavors and appreciate his countless contributions to MediaNews Group over the years”, said Singleton in announcing Grilly’s retirement.
     MediaNews Group also announced that Eric Grilly, president of MediaNews Group interactive, will add the title of Senior Vice President of MediaNews Group and will join Singleton, Lodovic and Rossi on the executive committee.
     Rossi, 57, currently residing in California, will relocate to Denver. Rossi has 19 years of newspaper industry experience, starting his newspaper career as senior vice president and chief financial officer of the Philadelphia Inquirer, eventually becoming the executive vice president and general manager. Rossi joined the Knight Ridder corporate staff in 1998 and became president of the newspaper division in 2001.

     Grilly has dedicated the bulk of his professional life to the newspaper business, joining MediaNews Group from McClatchy in 1998 as publisher of The Denver Post. Grilly became chief operating officer of MediaNews Group in 2001 when MediaNews Group announced that The Denver Post and the Rocky Mountain News, owned by E.W. Scripps Company, entered into a joint operating agreement.
     Eric Grilly, 35, began his MediaNews Group career in 1999, first at The Denver Post in charge of online operations. He moved to MediaNews Group as vice president of MediaNews Group interactive in October 2000 and became president of MediaNews Group interactive in October 2002.
     MediaNews Group, Inc. is the nation’s fourth largest newspaper company, with headquarters in Denver, Colo. MediaNews Group and its affiliated companies publish 61 daily newspapers and approximately 120 non-daily publications in 13 states. In addition, MediaNews Group owns a CBS affiliate in Anchorage, Alaska and four radio stations in Texas. MediaNews Group maintains more than 75 Web sites for its daily newspapers and an umbrella site, newschoice.com